ASSET PURCHASE AGREEMENT


                                     BETWEEN


                                FREEDOM SURF, INC


                                       AND


                                   RICK SONGER


                                  May 12, 2000

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                                TABLE OF CONTENTS

1.       Definitions
2.       Basic Transaction
         (a)      Purchase and Sale of Assets
         (b)      Assumption of Liabilities
         (c)      Purchase Price
         (d)      The Transfer Date
         (e)      Deliveries at the Transfer
         (f)      Allocation
3.       Representations and Warranties of the Target
         (a)      Organization of the Target
         (b)      Authorization of Transaction
         (c)      Noncontravention
         (d)      Brokers' Fees
         (e)      Title to Assets
         (f)      Subsidiaries
         (g)      Financial Statements
         (h)      Events Subsequent to Most Recent Fiscal Year End
         (i)      Undisclosed Liabilities
         (j)      Legal Compliance
         (k)      Tax Matters
         (l)      Real Property
         (m)      Intellectual Property
         (n)      Tangible Assets
         (o)      Inventory
         (p)      Contracts
         (q)      Notes and Accounts Receivable
         (r)      Powers of Attorney
         (s)      Insurance
         (t)      Litigation
         (u)      Product Warranty
         (v)      Product Liability
         (w)      Employees
         (x)      Employee Benefits
         (y)      Guaranties
         (z)      Environment, Health, and Safety
         (aa)     Certain Business Relationships with the Target and Its
                  Sub-sidiaries
         (bb)     Disclosure
         (cc)     Investment
4.       Representations and Warranties of the Buyer
         (a)      Organization of the Buyer
         (b)      Authorization of Transaction
         (c)      Noncontravention
         (d)      Brokers' Fees
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5.       Pre-Transfer Covenants
         (a)      General
         (b)      Notices and Consents
         (c)      Operation of Business
         (d)      Preservation of Business
         (e)      Full Access
         (f)      Notice of Developments
         (g)      Exclusivity
         (h)      Title Insurance
         (i)      Surveys
6.       Conditions to Obligation to Transfer
         (a)      Conditions to Obligation of the Buyer
         (b)      Conditions to Obligation of the Target
7.       Termination
         (a)      Termination of Agreement
         (b)      Effect of Termination
8.       Post Transfer Obligations
9.       Miscellaneous
         (a)      Survival of Representations and Warranties
         (b)      Press Releases and Public Announcements
         (c)      No Third-Party Beneficiaries
         (d)      Entire Agreement
         (e)      Succession and Assignment
         (f)      Counterparts
         (g)      Headings
         (h)      Notices
         (i)      Governing Law
         (j)      Amendments and Waivers
         (k)      Severability
         (l)      Expenses
         (m)      Construction
         (n)      Incorporation of Exhibits and Schedules
         (o)      Specific Performance
         (p)      Submission to Jurisdiction
         (q)      Tax Matters
         (r)      Employee Benefits Matters
         (s)      Bulk Transfer Laws

Exhibit A-- Indemnity Agreement with Sewcal's Stockholders Exhibit B-List of Assets Exhibit C--Forms of Assignments Exhibit D--Form of Assumption Exhibit E--Allocation Schedule Exhibit F--Historical Financial Statements Exhibit G-Management Stock Bonus Plan and Agreement Exhibit H- Employment Agreement
Exhibit I- Due Diligence Request Checklist Disclosure Schedule--Exceptions to Representations and Warranties



                      (This area left intentionally blank)

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET-PURCHASE-AGREEMENT (the "Agreement") is entered into as of this 26th day of April 2000, by and between Freedom Surf, Inc., a Nevada corporation, or Assignee (the "BUYER"), and Mr. Rick Songer (the "Seller"), sole shareholder of Southern California Logo, Inc. ("Sewcal") , a California Corporation. The Buyer and the Seller are referred to collectively herein as the "PARTIES."

         This Agreement contemplates a transaction in which the Buyer will exchange cash and shares in Freedom Surf, Inc. in exchange for all issued and outstanding shares in Sewcal thus assuming all the assets and post-transaction liabilities of Sewcal.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ACQUIRED ASSETS" means all of the issued and outstanding shares of Sewcal and all of the inherent rights that come with such ownership under California Law.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Internal Revenue Code ss.1504(a) [or any similar group defined under a similar provision of state, local, or foreign law].

         "AGREEMENT WITH SEWCAL STOCKHOLDERS" means the Agreement with Sewcal Stockholders entered into concurrently herewith and attached hereto as Exhibit A.

         "ASSUMED LIABILITIES" means (a) all Liabilities of Sewcal set forth on the face of the Balance Sheet from Most Recent Fiscal Month End in the Ordinary Course of Business nearest to the Transfer Date, that lien the hard assets being acquired,(b) all Liabilities of Sewcal which exist or came into existence after the Most Recent Fiscal Month End in the Ordinary Course of Business on said assets (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) all obligations of Sewcal under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets and (d) all other Liabilities and obligations of Sewcal set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed.

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         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BUYER" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CLOSING" means the signing of this agreement by both parties and the delivery of the non-refundable "good faith" deposit as defined herein..

         "CLOSING DATE" is May 5, 2000.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code ss.1563.

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg.ss.1.1502-13.

         "DISCLOSURE SCHEDULE" has the meaning set forth in ss.3 below.

         "EFFECTIVE DATE" means January 4, 2000.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA ss.3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA ss.3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "EXCESS LOSS ACCOUNT" has the meaning set forth in Reg.ss.1.1502-19.

         "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FIDUCIARY" has the meaning set forth in ERISA ss.3(21).

         "FINANCIAL STATEMENT" has the meaning set forth in ss.3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" means actual knowledge obtained through reasonable investigation.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements, including any notes thereto.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in ss.3(g) below.

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         "MOST RECENT FISCAL MONTH END" has the meaning set forth in ss.3(g)
below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in ss.3(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA ss.3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "POST CLOSING OBLIGATIONS" has the meaning set forth in ss.8 below.

         "PROCESS AGENT" has the meaning set forth in ss.9(p) below.

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "PURCHASE PRICE" has the meaning set forth in ss.2(c) below.

         "REPORTABLE EVENT" has the meaning set forth in ERISA ss.4043.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings],
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

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         "SURVEY" has the meaning set forth in ss.5(i) below.

         "SELLER" has the meaning set forth in the preface above.

         "SEWCAL SHARE" means any share of the Common Stock, no stated par value, of Sewcal.

         " SEWCAL STOCKHOLDER" means any person who or which holds any Sewcal Shares.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRANSFER" means the transfer of shares and cash between the parties of this agreement and the transfer of control of the business and assets as detailed in ss.2(g) below.

         "TRANSFER DATE" means the date the Sewcal shares and the Freedom Surf, Inc shares and cash payment are physically transferred to the respective Buyer and Seller according to the terms and conditions of this agreement.

         2. PRINCIPAL AGREEMENT.

         (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

         (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the TRANSFER DATE. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Sewcal not included within the definition of Assumed Liabilities, except that the Buyer will be responsible for any sales tax and/or transfer tax due as a result of the transfer of assets pursuant to this Agreement. Additionally, Buyer will cancel or assume the $500,000.00 line of credit as indicated in the attached Exhibit D on or before the Transaction Date.

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         (c) Purchase Price. On or before August 15, 2000 Buyer agrees to pay to
Seller $800,000 (eight hundred thousand and 00/100) evidenced by a promissory note due and payable on or before August 15, 2000, and $1,950,030 in Freedom
Surf Inc., rule 144 common stock, to be issued as follows: 250,000 shares as a non-refundable good faith deposit on or before May 15, 2000 and 600,000 shares at the time promissory note is paid (Transfer Date). Once the promissory note has been paid in full said shares will be physically issued to Seller upon receipt by Seller of written instructions from Buyer directing Freedom Surf
Inc., to issue the shares. The value of the shares issued shall be $2.1667 per share.

         (d) TRANSFER DATE. The Transfer Date shall occur at 11:00 A.M., on or before August 15, 2000, at such location as agreed to between Buyer and Seller, and shall be contingent only upon Seller delivering Exhibit "F" and the assignments attached hereto as Exhibits C and D and Buyer delivering $800,000.00 in U.S. currency and the authorization to issue Freedom Surf Inc., stock specified in ss.2 (c). The Transfer date may be extended by mutual agreement of both parties.

         (e) DELIVERIES AT THE TRANSFER. At the Transfer, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss.6(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto marked collectively Exhibit C and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to Seller, or on Seller's behalf, $800,000 in U.S. currency plus 650,000 shares in Freedom Surf, Inc., as well as an executed copy of Exhibit H. The Buyer will also provide proof that the line of credit at South Bay Bank in favor of Sewcal has been either paid off and closed or the guarantee thereof transferred into the name of the Buyer.

         (f) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.

         (g) CONTROL OVER ASSETS UP UNTIL TRANSFER. The Parties agree that, until such time as the promissory note is paid in full, and the full 900,000 shares in Freedom Surf, Inc., are physically issued to the Seller, the acquired assets and business of Sewcal shall remain under the strict management and control of the Seller under the terms and conditions of this agreement so as not to disturb the continuity of the business prior to payment being received in full for the assets. Should the Buyer default on either the payment of the promissory note or the issuance of the 900,000 shares in Freedom Surf, Inc., by the Transfer Date, the ownership of the assets automatically revert to the Seller without penalty to either party except that the Seller will retain the non-refundable 250,000 shares in Freedom Surf. Other than the retention of the non-refundable 250,000 shares in Freedom Surf, termination of this agreement will be according to the terms and conditions contained in section 7 - Termination.

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         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller, to the
best of Seller's knowledge, represents and warrants to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) ORGANIZATION OF SEWCAL. Sewcal is a California Corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Sewcal and the Sewcal Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will to Sellers knowledge (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the best of Sellers knowledge Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) BROKERS' FEES. To the best of Sellers knowledge the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Buyer is obligate to pay a fee to American Auditors under a separate written agreement.

         (e) TITLE TO ASSETS. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except as disclosed on the Most Recent Balance Sheet and except for properties and assets disposed of

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in the Ordinary Course of Business since the date of the Most Recent Balance
Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, except for such security interest as set forth on the Most Recent Balance Sheet.

         (f) TAX RETURNS AND FINANCIAL STATEMENTS. Attached hereto as Exhibit F are copies of the federal tax returns of Sewcal for fiscal years 1999, 1998 and 1997 and the unaudited balance sheet and statement of income, and cash flow statement as of and for fiscal year 1999, 1998 and 1997 and the three months ended February 29, 2000 and November 30, 1999. The Tax Returns and Financial Statements (including the notes thereto) present fairly the financial condition of Sewcal as of such dates and the results of operations of Sewcal for such periods, are correct and complete, and are consistent with the books and records of Sewcal (which books and records are correct and complete); PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End and except as described herein and in the attached exhibits, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Sewcal. Without limiting the generality of the foregoing, since that date:

                  (i) Sewcal has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) Sewcal has note entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00 outside the Ordinary Course of Business;

                  (iii) Sewcal has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00 to which Sewcal is a party.

                  (iv) Sewcal has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) Sewcal has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000.00 outside the Ordinary Course of Business;

                  (vi) Sewcal has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000.00 outside the Ordinary Course of Business;

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                  (vii) Sewcal has not issued any note, bond, or other debt
         security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,500.00 singly or $5,000.00 in the aggregate.

                  (viii) Sewcal has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) Sewcal has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $2,500.00 outside the Ordinary Course of Business;

                  (x) Sewcal has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) Sewcal has not made or authorized any change in its articles of incorporation or bylaws of any of Sewcal or its Subsidiaries;

                  (xii) Sewcal has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) Sewcal has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) Sewcal has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property outside the ordinary course of business;

                  (xv) Sewcal has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) Sewcal has not entered into any collective bargaining agreements, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) Sewcal has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) Sewcal has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) Sewcal has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

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                  (xx) Sewcal has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) (removed)

                  (xxii) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Sewcal and/or its Subsidiaries; and

         (h) UNDISCLOSED LIABILITIES. Sewcal has no Liability (and to the best of Sellers knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Sewcal giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (iii) the Liabilities set forth in Exhibit D.

         (i) LEGAL COMPLIANCE. Sewcal and its respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j) TAX MATTERS.

                  (i) Sewcal filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Sewcal (whether or not shown on any Tax Return) have been paid. Sewcal is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Sewcal does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Sewcal that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Sewcal withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No director or officer (or employee responsible for Tax matters) of Sewcal expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Sewcal either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Sewcal has Knowledge based upon personal contact with any agent of such authority. ss.3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Sewcal for taxable periods ended on or after January 1, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sewcal has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sewcal since January 1, 1995.

                  (iv) Sewcal has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Seller agrees to hold the Buyer harmless from any tax claims made by any Federal or State tax authority based on tax returns filed on behalf of Sewcal prior to the Transfer Date.

         (k) [BLANK]

         (l) REAL PROPERTY.

                  (i) ss.3(l)(i) of the Disclosure Schedule lists and describes briefly all real property leased to Sewcal. Sewcal has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.3(l)(ii) of the Disclosure Schedule to the best of Sellers knowledge:

                           (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                           (B) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                           (C) no party to the lease or sublease is in breach or
                  default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) no party to the lease or sublease has repudiated
                  any provision thereof;

                           (E) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (F) with respect to each sublease, the
                  representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                           (G) Sewcal has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (H) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           (I) all facilities leased or subleased thereunder are
                  supplied with utilities and other services necessary for the operation of said facilities; and

         (m) INTELLECTUAL PROPERTY.

                  (i) Sewcal owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Sewcal as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Sewcal immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Sewcal has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the best of Sellers knowledge Sewcal has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the directors and officers (and employees with responsibility for Intellectual Property matters) of Sewcal have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Sewcal and/or its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of Sewcal and its directors and officers (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sewcal.

                  (iii) ss.3(m)(iii) of the Disclosure Schedule identifies each patent, wordmark or trademark registration which has been issued to Sewcal with respect to its Intellectual Property, identifies each pending patent application or application for registration that Sewcal has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Sewcal has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sewcal has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) [and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item]. ss.3(l)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Sewcal and/or its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.3(m)(iii) of the Disclosure Schedule, to the best of Sellers knowledge:

                           (A) Sewcal and its Subsidiaries possess all right,
                  title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) Sewcal has not agreed to indemnify any Person for
                  or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) ss.3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Sewcal and/or its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.3(m)(iv) of the Disclosure Schedule, to the best of Sellers knowledge:

                           (A) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B) the license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                           (C) no party to the license, sublicense, agreement,
                  or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) no party to the license, sublicense, agreement,
                  or permission has repudiated any provision thereof;

                           (E) with respect to each sublicense, the
                  representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                           (F) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H) Sewcal has not granted any sublicense or similar
                  right with respect to the license, sublicense, agreement, or permission.

                  (v) To the best knowledge of the Seller, Sewcal will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                  (vi) To the best knowledge of Sewcal and its directors and officers (and employees with responsibility for Intellectual Property matters) are not aware of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of Sewcal and its Subsidiaries.]

         (n) TANGIBLE ASSETS. Sewcal and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. To the best of Sellers knowledge, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (o) INVENTORY. To the best of Sellers knowledge the inventory of Sewcal consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Transfer Date in accordance with the past custom and practice of Sewcal and its Subsidiaries.

         (p) CONTRACTS.ss.3(p) of the Disclosure Schedule lists the following contracts and agreements to which Sewcal is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000.00 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Sewcal, or involve consideration in excess of $5,000.00;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreements between Sewcal and its shareholders, officers and directors;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000.00 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Sewcal; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.00.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3(p) of the Disclosure Schedule. With respect to each such agreement, to the best of Sellers knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (q) NOTES AND ACCOUNTS RECEIVABLE. To the best of Sellers knowledge, all notes and accounts receivable of Sewcal are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Transfer Date in accordance with the past custom and practice of Sewcal and its Subsidiaries.

         (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Sewcal;

         (s) INSURANCE. ss.3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Sewcal has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the best of Sellers knowledge:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Sewcal nor its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Sewcal has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. ss.3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Sewcal.

         (t) LITIGATION. ss.3(t) of the Disclosure Schedule sets forth each instance in which Sewcal (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Sewcal. Sewcal and its directors and officers (and employees with responsibility for litigation matters) have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Sewcal.

         (u) PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by Sewcal has been in conformity with all applicable contractual commitments and all express and implied warranties, and to the best of Sellers knowledge, Sewcal has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Transfer Date in accordance with the past custom and practice of Sewcal. No product manufactured, sold, leased, or delivered by Sewcal is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. ss.3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Sewcal's products (containing applicable guaranty, warranty, and indemnity provisions).

         (v) PRODUCT LIABILITY. To the best of Sellers knowledge Sewcal has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Sewcal.

         (w) EMPLOYEES. To the best knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with Sewcal. Sewcal is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the best knowledge of Seller Sewcal has not committed any unfair labor practice. Sewcal and its directors and officers (and employees with responsibility for employment matters) has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Sewcal.

         (x) EMPLOYEE BENEFITS.

                  (i) ss.3(x) of the Disclosure Schedule lists each Employee Benefit Plan that Sewcal maintains or to which Sewcal contributes.

                           (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All required reports and descriptions (including
                  Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss.4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (C) All contributions (including all employer
                  contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Transfer Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sewcal. All premiums or other payments for all periods ending on or before the Transfer Date have been paid with respect to each such Employee Benefit Plan, which is an Employee Welfare Benefit Plan.

                           (D) Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (E) The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (F) Sewcal has delivered to the Buyer correct and
                  complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan that Sewcal maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                           (A) No such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                           (B) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Sewcal and its directors and officers (and employees with responsibility for employee benefits matters) possess no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                           (C) To the best knowledge of Seller, Sewcal has not
                  incurred, and neither Sewcal nor its directors and officers (and employees with responsibility for employee benefits matters) have any reason to expect that Sewcal will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (iii) To the best knowledge of the Seller, Sewcal has never contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  (iv) To the best knowledge of the Seller, Sewcal has never maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss.4980B).

         (y) GUARANTIES. To the best knowledge of the Seller, Sewcal is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         (z) ENVIRONMENT, HEALTH, AND SAFETY.

                  (i) To the best knowledge of the Seller, Sewcal and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Sewcal, and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (ii) To the best knowledge of the Seller, Sewcal has no Liability (and Sewcal and its predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Sewcal giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (iii) All properties and equipment used in the business of Sewcal and its respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
         1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (aa) INDEMNITY AGREEMENT. Sewcal Stockholders have executed the Indemnity Agreement attached hereto, marked Exhibit "A" and incorporated by reference.

         (bb) DISCLOSURE. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Transfer Date (as though made then and as though the Transfer Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) BROKERS' FEES. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer may become liable or obligated.

         5. PRE-TRANSFER COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Transfer Date:

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the transfer conditions set forth in ss.6 below).

         (b) NOTICES AND CONSENTS. The Seller will give any notices to third parties that the Buyer reasonably may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

         (c) OPERATION OF BUSINESS. Sewcal will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

         (d) PRESERVATION OF BUSINESS. The Seller will use its best efforts to keep Sewcals business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sewcal to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Sewcal.

         (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) EXCLUSIVITY. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities in Sewcal, or any substantial portion of the assets of Sewcal, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6. CONDITIONS TO OBLIGATION TO TRANSFER

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Transfer is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.3 above shall be true and correct in all material respects at and as of the Transfer Date;

                  (ii) the Seller and Sewcal shall have performed and complied with all of their covenants hereunder in all material respects through the Transfer;

                  (iii) the Seller and Sewcal shall have procured all of the third party consents specified in ss.5(b) above;

                  (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Seller;

         (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Transfer is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.4 above shall be true and correct in all material respects at and as of the Transfer Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Transfer;

                  (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         7. TERMINATION.

         (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Transfer;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Transfer Date (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Transfer shall not have occurred on or before August 15, 2000 by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Transfer Date (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Transfer shall not have occurred on or before August 15, 2000 by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         8.  POST TRANSFER OBLIGATIONS.  (removed)

         9. MISCELLANEOUS.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Transfer hereunder as and to the extent provided in the Agreement with Sewcal Stockholders.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO THE SELLER OR SEWCAL:                          COPY TO:
         ---------------------------                          --------

         Rick Songer
         Southern California Logo Inc,
         207 W. 138th St.
         Los Angeles, CA 90061

         IF TO THE BUYER:                            COPY TO:

         Raece Richardson
         Freedom Surf Inc.,
         410 Broadway
         Laguna Beach, CA 92651
         Fax (949) 376-8575


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

         (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Each of the Buyer and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in ss.8(p) below)], in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Southern California or Orange County in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

         (o) BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


Freedom Surf Inc.,                             Southern California Logo, Inc.
a Nevada corporation                           a California Corporation

By: /S/ Raece Richardson                       By: /S/ Rick Songer
    --------------------------------               -----------------------------
        Raece Richardson                               Rick Songer
        President                                      President

                                   EXHIBIT "A"

                 Indemnity Agreement with Sewcal's Stockholders

                                   EXHIBIT "B"

                             List of Acquired Assets


All right, title, and interest in and to all of the assets of Sewcal, INCLUDING all of its

         1. Real property, leaseholds and sub-leaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets),

         (b) Tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies),

         2. Intellectual Property, Patents, goodwill associated therewith, licenses and sub-licenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

         3.       Leases, subleases, and rights thereunder,

         (d) Agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder,

         (f)      Accounts, notes, and other receivables,

         (g)      Securities (such as the capital stock in its Subsidiaries),

         (h) Claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes),

         (i) Franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies,

          (j) Books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials,

         (k)      Cash, and

         (l) Rights in and with respect to the assets associated with its Employee Benefit Plans, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sewcal as a corporation and any of the rights of Sewcal under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

                                   EXHIBIT "C"

                          List and Forms of Assignments

                                   EXHIBIT "D"

                           List of Assumed Liabilities
                               Form of Assumption

         All Liabilities of Sewcal as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),

         All Liabilities of Sewcal that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from any violation of law)

         All obligations of Sewcal under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either

                  (i) to furnish goods, services, and other non-Cash benefits to another party after the Transfer, or
                  (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Transfer, and

         All other Liabilities and obligations of the Sewcal set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include

                  (i)      any Liability of Sewcal for taxes,
                  (ii) any Liability of Sewcal for the unpaid Taxes of any Person (other than any of Sewcal and its Subsidiaries) under Reg.ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise,
                  (iii) any obligation of Sewcal to indemnify any Person (including any of the Sewcal Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of any of Sewcal and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
                  (iv) any Liability of Sewcal for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or
                  (v) any Liability or obligation of Sewcal under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

                                   EXHIBIT "E"

                               Allocation Schedule

                                   EXHIBIT "F"

                  Sewcal's Financial Statements and Tax Returns

                                   EXHIBIT "H"

                              Employment Agreement

                                   EXHIBIT "I"

                              Disclosure Statement


ss.3 Representations and Warranties of Seller.

Seller Disclosure Statement
Any exceptions toss.3 of Agreement listed in Disclosure Statement

(1)      Organization of Sewcal
(2)      Authorization of Board of Directors to Sell
(3) Noncontravention (sale will not violate corporate charter, bylaws, laws or contract)
(4)      No Commissions/Brokerage Fees
(5)      Good/Marketable Title to Acquired Assets
(6)      Tax Returns/Financial Statements (Exhibit F) are true and correct
(7)      No material changes since date of most recent Financial Statement/Tax
         Return
(8)      No undisclosed liabilities or pending/threatened litigation
(9) Sewcal and its predecessors have complied with all laws - no citations/charges
(10) Sewcal has filed all tax returns, no extensions, paid all taxes, no assessments/liens
(11)     (Blank)
(12) All real property and leases of Sewcal listed and described/ copies of leases attached/breaches or defaults do not exist or are described.
(13) Intellectual Property - all copyrights, patents, trademarks, tradenames or licenses for any of the foregoing are listed and identified by registration number, etc. Sewcal warrants its right to use all tradenames, manufacturing processes, designs, etc. . .
(14) Right to Use All Equipment on Premises - working and in good order except for ordinary wear and tear
(15) Inventory on Premises if merchantable and fit for use in Sewcal's operations - no obsolete, damaged or defective inventory which should be written down or off
(16) List of Contracts to which Sewcal is a party [purchase contracts in excess of $5,000 or that extend over a one year period of time; leases; joint venture or partnership agreements; security agreements; loan agreements; confidentiality & non-competition agreements Copies of all agreements attached.
(17) Notes and Receivables and reserve for Bad Debts, properly accounted for (i.e., not subject to claims for setoffs or counterclaims or are uncollectible)
(18)     No Powers of Attorney
(19) List of All Insurance Policies -limits, policy periods, names of insureds, names/addresses of agents; premium information; unless stated, all policies in force and effect, Seller knows of no breach of false information on applications
(20) Litigation Pending, Threatened and Historical -- all types, state, federal, administrative, arbitrations,
(21)     Product Warranty information  - terms of warranties
(22)     Product Warranty claims -

(23) Employee / workforce remains intact, no threatened or pending resignations
(24)     Employee Benefit Plans Identified
(25) Guaranties (If Sewcal is a guarantor, obligation is identified, described)
(26)     Compliance with Health, Safety Regulatory Laws
(27)     Indemnity Signed
(28)     Representations and Warranties are true and correct

4.       Buyer's Warranties

Disclosure Statement of Buyer

1) Buyer is a Nevada corporation, duly organized, validly existing, good standing
2)       Authorization to consummate transaction
3)       Non-contravention
4)       No Broker's Fees other than American Auditors


Freedom Surf Inc.,
a Nevada corporation

By: /S/ Raece Richardson
    ----------------------------
        Raece Richardson
Title:  President


Southern California Logo, Inc.
a California Corporation

By: /S/ Rick Songer
    -----------------------------
         Rick Songer
Title:   President